EXHIBIT 5

                                   May 1, 1997


Raven Industries, Inc.
205 East Sixth Street
P.O. Box 5107
Sioux Falls, SD 57117-5107

Ladies and Gentlemen:

         We have acted on behalf of Raven Industries, Inc., a South Dakota corporation (the "Company") in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on May 1, 1997 relating to the registration under the Securities Act of 1933, as amended, of 93,701 shares (the "Shares") of the Company's Common Stock, $1.00 par value per share.

          Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof and including and in reliance upon certain certificates by the Company, it is our opinion that:

         a. The Company is a validly existing corporation in good standing under the laws of the State of South Dakota.

         b. The Shares have been duly authorized, and are validly issued, fully paid and non- assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the heading "Legal Matters" in the Registration Statement.

                                    Very truly yours,


                                    MASLON EDELMAN BORMAN & BRAND
                                    A Professional Limited Liability Partnership